Exhibit 10.13

The Autodesk Incentive Plan

Fiscal Year 2006

February 1, 2005 – January 31, 2006

Table of Contents

Overview	3

Plan Year	3

Eligibility	3

Target Incentive	4

Plan Funding	4

Individual Bonus Recommendations	5

Bonus Payout Schedule	5

Final Approval and Payout	6

New Hires, Terminations, and Transfers	6

General Interpretation	6

Plan Changes	7

Final Authority	7

The Autodesk Incentive Plan	2
Fiscal Year 2006		March 2, 2005

Overview

The FY06 Autodesk Incentive Plan (“AIP or the “Plan”) describes the terms and conditions for participation in and funding of the bonus program for Autodesk, Inc. and its subsidiaries (“Autodesk” or “Company”). The FY06 AIP replaces the FY05 AIP. The AIP consists of an overall corporate plan and a number of group plans covering all Autodesk divisions, groups, and business units. The AIP is funded at various levels based upon achievement of defined financial and non-financial goals of the Company, division and/or business unit. The grant of an individual AIP award (“Bonus”) to an eligible plan participant (“Participant”) is within the sole discretion of the Company, based on many factors including corporate and group results, as well as individual achievement and overall job performance. The payout of individual Bonuses is not necessarily consistent with AIP group plan funding amounts. To the extent permitted by law, participation in this Plan supersedes other prior or contemporaneous communications and agreements between the parties with respect to bonus or incentive arrangements that may have been communicated verbally or in writing, including bonus or incentive plans detailed in offer letters or employment contracts.

Plan Year

The FY 06 AIP year coincides with the Autodesk fiscal year, February 1, 2005 through January 31, 2006 (“Plan Year”).

Eligibility

To be eligible for payout of a Bonus under the Plan, a Participant must be hired prior to January 1st of 2006 and must be an active regular employee of the Company on the last day of the AIP Plan Year (January 31, 2006). All regular non-sales employees of Autodesk are eligible to participate in the AIP. In most cases, employees in sales positions who are subject to separate compensation plans are not eligible under the AIP. Eligible Participants are assigned to the appropriate group plan within AIP based on organization and role.

The Autodesk Incentive Plan	3
Fiscal Year 2006		March 2, 2005

Target Incentive

Each Plan Participant will have a target incentive payout, set as a percentage of base salary. Targets are set for each pay grade based on market competitive data and are not subject to individual agreements or contracts. Irrespective of corporate performance and funding, a Participant may or may not receive a Bonus. Incentive targets are not commitments of individual Bonus awards under the AIP.

Plan Funding

Funding for each AIP group plan is based on achievement of revenue growth and operating or contribution margin goals. In some business units, funding may be modified based on achievement of non-financial goals. Final funding amounts are within the sole discretion of Autodesk and may be changed at any time for any reason.

At the beginning of the Plan Year, group plan matrices reflecting various achievement scenarios are set. At the end of the Plan Year, a modifier is applied to the group target incentive pool, adjusting it up or down, based on financial performance and achievement of non-financial goals or growth initiatives. Group plan matrices may be viewed via the Autodesk Incentive Plan web pages located in the HR section of InfoSys (http://hr.autodesk.com/aip/index.htm). These matrices may change during the year based on the discretion of the Board of Directors.

The sum of all eligible Participants’ incentive targets in effect on the last day of the Plan Year (January 31, 2006) is used to determine the funding for each group. This sum is applied to the group plan multiplier, to determine the total pool available for each organization.

Example:

Sum of Plan eligible Participants’ targets:	$200,000
Group Plan modifier 80%:	80%
Adjusted pool available for payout:	$160,000	(200K * 80%)

Most AIP business unit plans are based on two funding matrices: a business unit matrix and the corporate matrix. The Plan Participants’ business unit matrix typically has a heavier weighting than the corporate matrix.

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Fiscal Year 2006		March 2, 2005

Example:

Sum of Plan eligible Participants’ targets:	$200,000
Business Unit Plan Modifier 110% (70% weighting):	110% * .70% = 77%
Corporate Plan Modifier 120% (30% weighting):	120% * 30% = 36%
Group Plan modifier:	113% (77% + 36%)
Adjusted pool available for payout:	$226,000 (200K * 113%)

Business Unit funding may be modified based on achievement of non-financial goals:

Average Rating-Divisional Non-Financial Goals	Impact on Basic Funding
Exceeded All Goals	110%
Met or Exceeded Most Goals (including Most Critical)	100%
Missed Critical Goals	90%

Example:

Sum of Plan eligible Participants’ targets:	$200,000
Business Unit Plan Modifier (70% weighting):	90% * .70% = 63%
Non-Financial Goals Modifier (110%)	110% * 63% = 69%
Corporate Plan Modifier (30% weighting):	120% * 30% = 36%
Group Plan modifier:	105% (69%+36%)
Adjusted pool available for payout:	$210,000 (200K * 105%)

Individual Bonus Recommendations

The amount of an individual AIP Bonus is discretionary and may differ from the amount funded. Individual Bonuses are determined by a number of factors, including such things as individual performance and contribution, subject to funding limitations.

Bonus Payout Schedule

Annual Bonuses are generally distributed after the end of the fiscal year, typically in April. However, under certain circumstances, a mid-year Bonus payment may be considered, depending on business financial results, at the discretion of the CEO and the Board of Directors. If partial Bonuses are paid mid-year, the amount will be deducted from the end of the year Bonus.

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Fiscal Year 2006		March 2, 2005

Final Approval and Payout

After Bonuses are recommended by the appropriate manager and approved by the SVP/EVP, they are forwarded to the SVP of HR and the CEO for review1. At the Director level and above, Bonus recommendations will be reviewed and may be adjusted to ensure equity with the Bonuses awarded to other Participants in the organization at similar levels with similar performance. Payout will occur as soon as administratively possible following final approval, but no later than 3 months following the end of the Plan Year.

New Hires, Terminations, and Transfers

To be eligible for a Bonus under the Plan, Participants must be hired prior to January 1, 2006. Funding for Plan Participants hired during the Plan Year but before January 1, 2006 is pro-rated according to the actual number of calendar days active.

Participants also must be active regular employees on the Autodesk payroll on the last day of the Plan Year (January 31, 2006) to be eligible to receive a Bonus for the Plan Year. Any exception to this requirement must be approved by the SVP of HR. In certain cases, local law may dictate that a partial payment be made based on performance and time in the job and Autodesk will address each such situation on a case by case basis. Participants who transfer to a non-eligible (i.e., sales) position before the end of the Plan Year may be eligible for a prorated award payout if still employed by Autodesk on the last day of the Plan Year. Bonus awards will be discretionary and reflect performance in the eligible position. All prorated Bonus payouts, if applicable, will be manually processed at the end of the Plan Year and paid on the normal AIP payout date.

General Interpretation

The Autodesk Incentive Plan is administered under the direction of the Board of Directors. Questions about the Plan may be raised with the appropriate manager, HR Business Partner and/or anyone on the Compensation team. The SVP of HR will interpret the provisions of this Plan and rule on situations not specifically covered.

[1]	In the case of Executive Staff members, the Compensation Committee of the Board of Directors will review and approve the recommended AIP awards.

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Fiscal Year 2006		March 2, 2005

Plan Changes

Any amendments to the Plan must have the approval of the Board of Directors. Autodesk reserves the right to revise, alter, amend, or terminate the Plan and/or any compensation at any time before, during, or after the applicable Plan Year for any reason. Decisions regarding funding and individual Bonus awards under this Plan are within the sole and exclusive direction of Autodesk. All decisions of Autodesk are final. The Plan does not constitute a contract of employment and does not in any way alter the “at-will” status of employment at Autodesk.

The Plan shall be applied in compliance with legal requirements, as interpreted and determined by Autodesk in its sole discretion. Accordingly, Autodesk may from time to time waive some of the requirements contained herein or apply the compensation plan differently in some countries as determined by Autodesk.

Final Authority

For issues not specifically addressed in the Plan document, and for matters of administration of the Plan, including Plan interpretations, the SVP of Human Resources must review and approve any decisions or exceptions, including any individual award guarantees made at the time of an employment offer. All exceptions require the written approval of the SVP of HR.

The Autodesk Incentive Plan	7
Fiscal Year 2006		March 2, 2005